Exhibit 10.1

PERSONAL AND CONFIDENTIAL

August 16, 2007

James Smith

108 Teeter Rock Rd

Trumball, CT 06611

Dear Jim:

This will confirm the agreement between you and AnnTaylor, Inc. (hereafter referred to as the “Company”) regarding your separation from the Company.

1.	We agree that your date of separation from employment with the Company will be the earlier of your successor being named or September 28, 2007 (the “Separation Date”). You also hereby resign as an Officer and/or Director of all subsidiaries, parents and affiliates of the Company, effective as of the Separation Date.

2.	In consideration of this Agreement, the general releases set forth herein and your continuing to work for the Company until the close of business on the Separation Date, the Company agrees to provide you the severance compensation described in Schedule A, attached hereto, subject to the terms and conditions set forth in this Agreement. In the event of your death prior to the completion of the severance compensation payments, the severance compensation described in Schedule A, as well as any other compensation to which you may be entitled as of the date of your death, shall continue to be paid to your estate or named beneficiary in accordance with the method of payment described in Schedule A. Health benefits as described in Schedule A shall also continue for your eligible family members during the period severance compensation is being paid.

3.	You acknowledge that the Company’s payment of the severance compensation described in paragraph 2 and Schedule A is good and sufficient consideration for your execution of this Agreement and general release and that you would not be entitled to this severance compensation in the absence of this Agreement.

4.

In consideration of the additional compensation described in this Agreement, you hereby voluntarily, fully and unconditionally (a) release and forever discharge the Company, its benefit plans, its present and former parent corporation(s), subsidiaries, affiliates and otherwise related entities and their respective incumbent and former employees, directors, plan administrators, officers and agents, individually and in their official capacities (collectively, the “Releasees”), from any and all charges, actions, causes of action, claims, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you or your heirs, executors, administrators, successors or assigns ever had, now have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever up to the present time, arising out of or related to your employment with the Company or the termination of such employment, including, by way of examples and without limiting the broadest application of the foregoing, any actions, causes of action, or claims under any contract or federal, state or local decisional law, statutes, regulations or constitutions, any claims for notice, pay in lieu of notice, wrongful dismissal, breach of contract, defamation or other tortious conduct, discrimination on the basis of actual or perceived disability, age, sex, race or any other factor (including, without limitation, any claim pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the New York State equal employment laws, the New York City Human Rights Law, N.Y.C. Admin. Code Section 8-102 through 8-107, as amended, or the New York City Administrative Code and Charter, as amended), any claim pursuant to any other applicable employment standards or human rights legislation or for severance pay, salary, bonus, incentive or additional compensation, vacation pay, insurance, pension, other benefits, interest and/or attorney’s fees, and (b) agree to release and forever discharge the Releasees from any and all charges, actions, causes of action, claims, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you or your heirs, executors, administrators, successors or assigns ever had, now have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever up to and including the Separation Date, arising out of or related to your employment with the Company or the termination of such employment, including, by way of examples and without limiting the broadest application of the foregoing, any actions, causes of action, or claims under any contract or federal, state or local decisional law, statutes, regulations or constitutions, any claims for notice, pay in lieu of notice, wrongful dismissal, breach of contract, defamation or other tortious conduct, discrimination on the basis of actual or perceived disability, age, sex, race or any other factor (including, without limitation, any claim pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the New York State equal employment laws, the New York City Human Rights Law, N.Y.C. Admin. Code Section 8-102 through 8-107, as amended, or the New York City Administrative Code and Charter, as amended), any claim pursuant to any other applicable employment standards or human rights legislation or for severance pay, salary, bonus, incentive or additional compensation, vacation pay, insurance, pension, other benefits, interest and/or attorney’s fees.

You acknowledge that this general release is not made in connection with an exit incentive or other employment termination program offered to a group or class of employees. If you have made or should hereafter make any complaint, charge, claim, allegation or demand, or commence or threaten to commence any action, complaint, charge, claim or proceeding, against any or all of the Releasees for or by reason of any cause, matter or thing whatsoever existing up to the Effective Date, this Agreement may be raised as, and shall constitute a complete bar to, any such action, complaint, charge, claim, allegation or proceeding, and, subject to a favorable ruling by a tribunal of final jurisdiction, the Releasees shall recover from you, and you shall pay to the Releasees, all costs incurred by them, including their attorneys’ fees, as a consequence of any such action, complaint, charge, claim, allegation or proceeding except as prohibited by applicable law or the Age Discrimination in Employment Act of 1967, as amended; provided, however, that this shall not limit you from enforcing your rights under this Agreement and in the event any action is commenced to enforce your rights under this Agreement, each party shall bear its own legal fees and expenses.

Notwithstanding anything in this paragraph 4, nothing in this Agreement shall affect or impair any rights you have to indemnification for attorneys’ fees, costs, damages, judgments, fines and/or expenses pursuant to applicable statutes, Certificates of Incorporation and By-laws of the Company, its affiliates or subsidiaries, nor do you waive or lose any rights that you have as a former employee under the Company’s qualified retirement plans.

5.	You represent that you have not brought against the Company or the Company’s parents, subsidiaries, affiliates or any of the Releasees, any complaints, charges, claims, actions or proceedings arising out of your employment by the Company or any other matter arising on or prior to the date hereof.

6.	You hereby confirm that you will return to the Company, on or before the Separation Date, all Company property in your possession, including, without limitation, laptop computers, cellular telephones and door and file keys.

7.

In the course of your employment with the Company, you have acquired confidential information of the Company (the “Confidential Information”). You understand and hereby agree that the Confidential Information was disclosed to you in confidence and for the benefit and use of the Company only and acknowledge that you will keep such Confidential Information confidential at all times and will not make use of the Confidential Information on your own behalf or on behalf of any other entity. In addition, you will not retain any copies or computer records of the Confidential Information and acknowledge that you have returned to the Company any copies or computer records thereof. Confidential Information includes, but is not limited to, information relating to the Company or its subsidiary or affiliated companies regarding strategic plans, financial information, inventory levels, marketing strategy, sales strategy, training programs, anticipated future merchandise designs or styles, patterns and fits of garments and information relating to the Company’s actual or anticipated business. You agree and understand that you remain bound by the Company’s Business Conduct Guidelines. You also agree to refrain from making any disparaging or derogatory comments or statements, whether written or oral, about the Company or its officers, directors, employees or agents. Any breach of the terms of this paragraph shall result in your automatic forfeiture of the severance compensation set forth in paragraph 2 and Schedule A.

8.	You agree that for a period of 15 months from the Effective Date, you will not, directly or indirectly, solicit, entice, persuade, induce or influence any individual who is an employee of the Company to terminate his or her employment with the Company or to become employed by any other individual or entity, and you shall not approach any such employee for any such purpose. Any breach of the terms of this paragraph shall result in your automatic forfeiture of the severance compensation set forth in paragraph 2 and Schedule A.

9.	The Company advises you to consult with an attorney of your choosing prior to signing this Agreement and the acknowledgement described in Paragraph 10 below. You confirm that you have the right and have been given the opportunity to review this Agreement and such acknowledgement and, specifically, the release set forth in paragraph 4 and the representations and agreements set forth in paragraph 5, with an attorney of your choice. You also understand and agree that the Company is under no obligation to offer you the severance compensation set forth in paragraph 2 and Schedule A and that you are under no obligation to consent to the release set forth in paragraph 4 and the representations and agreements set forth in paragraph 5, and that you have entered into this Agreement and such acknowledgement freely and voluntarily.

10.	You have twenty-one days to consider the terms of this Agreement. In addition, once you have signed each of this Agreement and the acknowledgement described below, you will have 7 additional days from the date you sign it to revoke your consent. To revoke your consent to this Agreement, you must clearly communicate in writing your decision to do so to the Executive Vice President, Human Resources of the Company (at the address shown at the end of this letter) within the seven-day period. This Agreement will not become effective until the later of 7 days after the date you have (a) signed it, as indicated on the last page hereof, and (b) signed the acknowledgement to Paragraph 4(b) with affirmation of acknowledgement to the other provisions of the Agreement. Such latest day is considered to be the “Effective Date” of this Agreement. You acknowledge that you have consulted with an attorney prior to the execution of this Agreement or you have determined of your own free will not to consult with an attorney. If you do not sign this Agreement within the twenty-one day period, the offer of the severance compensation set forth in this Agreement will be automatically rescinded and become null and void.

11.	All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement will be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement will remain in full force and effect and will continue to be enforceable to the fullest and greatest extent permitted by law.

12.	The terms in this letter constitute the entire agreement between us and may not be altered or modified other than in a writing signed by you and the Company. You represent that in executing this Agreement you do not rely and have not relied upon any representation or statement not set forth herein made by the Company or any of its agents, representatives, attorneys or Releasees with respect to the subject matter, basis or effect of this Agreement, or otherwise. This Agreement supercedes any and all prior agreements, including your letter agreement dated May 12, 2005.

13.	This Agreement will be governed by the laws of the State of New York, without reference to its choice of law rules.

If this letter correctly sets forth our understanding, please so signify by signing and dating the enclosed copy of this letter and returning it to the Executive Vice President, Human Resources, AnnTaylor, Inc., 7 Times Square, New York, New York 10036.

Very truly yours,

AnnTaylor, Inc.

By:	/s/ Kay Krill
Kay Krill
President & Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ James Smith
James Smith

Dated: August 16, 2007

Acknowledgement of Agreement to Paragraph 4(b) with affirmation of acknowledgement to the other terms of the Agreement, including but not limited to, Paragraphs 5,6,7,9,10.

/s/ James Smith
James Smith

Dated: August 16, 2007

SCHEDULE A

1.	Severance Pay

•	Amount of Severance Pay: $506,000.00, less applicable taxes and deductions.

•	Payment Start Date and Method of Payment: As soon as practicable after the six month period following your Separation Date, the Company will pay you the equivalent of 6 months’ pay at your rate on the Separation Date. After this initial payment, the Company will pay you in 18 substantially equal installments and in the same manner as the Company’s regular payroll practice.

2.	Continued Health Insurance

•	Your current health benefits will end on the last day of the month in which you receive any Severance Pay. Your contribution to the benefits during the period in which you are receiving Severance Pay will be the same as for active associates with similar coverage. Your contribution for the first six months will be deducted from the initial payment. After the initial payment, your contribution will be deducted from each installment payment.

•	After you are no longer receiving Severance Pay, you may elect to continue your health benefits in accordance with COBRA at your own expense.

3.	Option Exercise – You shall have the right to exercise the options listed on Schedule B for a period of 12 months from the Separation Date.

4.	Outplacement

•	You are eligible to receive 12 months of outplacement services as selected by the Company. You must begin to utilize the outplacement services while you are receiving severance pay.

/s/ Kay Krill	August 16, 2007
Kay Krill	Date
President & Chief Executive Officer

/s/ James Smith	August 16, 2007
James Smith	Date

SCHEDULE B

Grant Date	Exercisable	Strike Price
3/11/2003	8,438	$12.7067
3/8/2004	5,625	$30.1200
3/15/2005	3,750	$25.5800
5/10/2006	3,750	$37.8500